Bank of America(logo)
                                                   100 North Tryon Street
                                                   Charlotte, NC 28255

                                                   Tel 704.386.5000

Pricing Supplement No. 0266 Dated September 14, 2000    Rule 424(b)(2)
(To Prospectus dated May 21, 1998 and                   File number: 333-51367
Prospectus Supplement dated November 16, 1998)

Subordinated Medium-Term Notes, Series H
Due Nine Months or More From Date of Issue
Fixed Rate Notes

Principal Amount:                                 $  50,000,000.00
Issue Price:                       100.00%(1)     $  50,000,000.00
Commission or Discount:              1.50%        $     750,000.00
Proceeds to Corporation:            98.50%        $  49,250,000.00

Agent:                   Salomon Smith Barney, as Principal (1)

Original Issue Date:     September 28, 2000

Stated Maturity Date:    September 28, 2015

Cusip #:                 06050N-AY-1

Form:                    Book-entry only

Interest Rate:           7.750% per annum

Interest Payment Dates:  The 28th of each March and September commencing March 28, 2001

Discount Note?                                         No

May the Notes be redeemed by the Corporation prior
 to maturity?                                          Yes (See below)

The notes will be subject to redemption at the option of the Corporation, in whole, on the Interest Payment Date occurring September 28, 2003 and semiannually on each Interest Payment Date occurring thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice to the NoteHolder and the Trustee, as described in the Prospectus Supplement.

May the notes be repaid prior to maturity at the option of the
 holder?                                               No

(1): Notes purchased by the Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by Salomon Smith Barney